NEWS RELEASE
FOR IMMEDIATE RELEASE

                           VITAL SIGNS, INC. ANNOUNCES
                    SALES AND EARNINGS FOR THIRD QUARTER AND
                         NINE MONTHS ENDED JUNE 30, 2003

     o Net revenues increased 7.1% (4.1% excluding foreign exchange) to $48.2 million in the third quarter ended June 30, 2003 as compared to the third quarter ended June 30, 2002.

     o Fully diluted earnings per share from continuing operations were $.41 per share for the third quarter ended June 30, 2003 as compared to $.42 per share for the third quarter ended June 30, 2002.

         TOTOWA, N.J., August 5, 2003 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the quarter and nine months ended June 30, 2003.

         Terry Wall, President and CEO of Vital Signs, commented, "We were pleased to see growth in both our domestic and international anesthesia and respiratory businesses and our sleep clinic business. Our businesses continue to generate strong cash flow, as our cash now exceeds $50 million, up $22 million in the last nine months. We estimate for the fourth quarter of fiscal 2003 that fully diluted earnings per share from continuing operations will exceed $.41 per share."

         Net revenues for the third quarter of fiscal 2003 increased by 7.1% (an increase of 4.1% excluding the favorable effect of foreign exchange) to $48.2 million as compared to $45.0 million in the comparable period last year. Following are the net revenues by business segment for the third quarter of fiscal 2003 compared to the third quarter of fiscal 2002 (in thousands of dollars):


                        NET REVENUES BY BUSINESS SEGMENT
------------------------------------------------------------------------------------------------------------
                                                              For the Three Months Ended June 30,
------------------------------------------------------------------------------------------------------------
                                                        2003               2002             Percent Change
                                                        ----               ----
------------------------------------------------------------------------------------------------------------
Anesthesia                                           $ 19,498            $ 17,598                10.8%
------------------------------------------------------------------------------------------------------------
Respiratory/Critical Care                              12,373              11,776                 5.1%
------------------------------------------------------------------------------------------------------------
Sleep                                                  11,810              10,639                11.0%
------------------------------------------------------------------------------------------------------------
Pharmaceutical Technology Services                      4,490               4,948                (9.3)%
                                                        -----               -----
------------------------------------------------------------------------------------------------------------
Net Revenues                                         $ 48,171            $ 44,961                 7.1%
------------------------------------------------------------------------------------------------------------


         Anesthesia net revenues increased 10.8% to $19,498,000 primarily due to increased sales of Limb-[O]'TM', a patented anesthesia circuit, which increased 74.6% to $1,369,000 over the comparable period last year. Respiratory/Critical Care net revenues of $12,373,000 increased 5.1% with higher overseas sales. Net revenues in the Sleep business segment for the third quarter of fiscal 2003 increased 11.0% (a decrease of 1.2% excluding favorable foreign exchange)

                                                         [Vital Signs Inc. Logo]
to $11,810,000. In this segment, net revenues for the Company's Breas subsidiary, Vital Signs' sleep ventilation business, increased 15.2% (a decrease of 5.3% excluding exchange) to $7,028,000. This decrease is due to the phase out of certain distributed product lines, as Breas focuses its strategy on self-manufactured equipment. Also in this segment, net revenues of $4,782,000 in Sleep Services of America, the Company's sleep clinic business, increased 5.4%, primarily due to increased patient utilization. Net revenues in the Company's Pharmaceutical Technology Services segment decreased 9.3% to $4,490,000, as customers have deferred projects awaiting FDA guidance on 21 CFR Part 11.

         Income from continuing operations was $5,378,000 for the third quarter of fiscal 2003, compared to $5,466,000 for the third quarter of fiscal 2002. Fully diluted earnings per share from continuing operations were $.41 per share in the third quarter of fiscal 2003 and $.42 in the third quarter of fiscal 2002. Income from continuing operations was impacted during the third quarter of fiscal 2003 and 2002 by the following factors:

Fiscal 2003
-----------

     o As part of the Company's continuing evaluation of its inventory, the Company wrote-off certain inventory amounting to $647,000 ($424,000 after tax) in the third quarter of fiscal 2003.

     o As a result of the continuing review of the Company's tax returns, certain state tax returns for prior periods are in the process of being re-filed, resulting in an incremental tax expense of $500,000, and interest expense of $70,000 ($43,000 after tax) during the third quarter of fiscal 2003.

     o On May 7, 2003 a complaint was filed against the Company and two of its officers. At the request of management, the Company's Audit Committee has hired outside independent accountants and legal counsel to review the matters alleged by the plaintiff, a former CFO of the Company. Accounting and legal expenses of $262,000 ($160,000 after tax) were incurred during the third quarter of fiscal 2003 in connection with the Audit Committee review and related proceedings.

     o Cost of goods sold for the third quarter of fiscal 2003 includes $243,000 ($148,000 after tax) representing a twelve-month volume related expense adjustment from a supplier.

     o Selling, general and administrative expense includes a charge of $186,000 ($113,000 after tax) in the third quarter of fiscal 2003 due a distributor for data processing charges for the past year.

Fiscal  2002
------------

     o In the third quarter of fiscal 2002, an impairment charge of $1,578,000 ($1,056,000 after tax) was recorded in connection with the Company's investment in China.

         In connection with the negotiation of the sale of its Vital Pharma business, the Company has again lowered its investment in Vital Pharma, and has expensed $2,033,000 ($1,220,000 after tax), which is included in discontinued operations.

                                                         [Vital Signs Inc. Logo]

         Accordingly, the net loss from discontinued operations for the third quarter of fiscal 2003 was $1,590,000 compared to a net loss from discontinued operations of $16,000 for the comparable period in fiscal 2002.

         As a result, for the third quarter of fiscal 2003, the Company reported net income of $3,788,000, or $.29 per share on a fully diluted basis, as compared to net income of $5,450,000, or $.42 per share on a fully diluted basis, for the third quarter of fiscal 2002.

         Net revenues for the nine-month period ended June 30, 2003 increased by 5.1% (2.5% excluding foreign exchange) to $135.0 million, as compared to $128.4 million in the comparable period last year. Following are the net revenues by business segment for the nine-month period ended June 30, 2003 and 2002 (in thousands of dollars):


                        NET REVENUES BY BUSINESS SEGMENT
-----------------------------------------------------------------------------------------------------
                                                           For the Nine Months Ended June 30,
-----------------------------------------------------------------------------------------------------
                                                     2003              2002            Percent Change
                                                     ----              ----
-----------------------------------------------------------------------------------------------------
Anesthesia                                           $54,010            $51,708             4.5%
-----------------------------------------------------------------------------------------------------
Respiratory/Critical Care                             34,975             36,417            (4.0)%
-----------------------------------------------------------------------------------------------------
Sleep                                                 34,950             29,050            20.3%
-----------------------------------------------------------------------------------------------------
Pharmaceutical Technology Services                    14,357              9,574            50.0%
-----------------------------------------------------------------------------------------------------
Rebate adjustment                                     (3,300)                               N/A
-----------------------------------------------------------------------------------------------------
Other                                                    ---              1,639             N/A
-----------------------------------------------------------------------------------------------------
Net Revenues                                        $134,992           $128,388             5.1%
-----------------------------------------------------------------------------------------------------


         "Other" relates primarily to one-time licensing revenue recorded in the quarter ended December 31, 2001 in the anesthesia business segment. Income from continuing operations related to this one-time licensing revenue was $1,439,000 before taxes ($953,000 after taxes).

         Income from continuing operations was $13,273,000 for the first nine months of fiscal 2003 compared to $20,205,000 for the comparable fiscal 2002 period, and fully diluted earnings per share from continuing operations was $1.02 for the first nine months of fiscal 2003 compared to $1.55 for the comparable period last year.

         In addition to the items concerning the third quarter of fiscal 2003 and 2002 noted above, included in the results for the nine months ended June 30, 2003 and 2002 are the following:

Nine Months ended June 30, 2003
-------------------------------

     o During the second quarter of fiscal 2003, the Company reviewed and adjusted its estimate for rebates due to distributors. As a result of its review of the rebate allowance, the Company recorded an additional allowance for rebates of $3,300,000 ($2,178,000 after tax) in the second quarter of fiscal 2003.

     o The Internal Revenue Service (IRS) has been performing, in their normal course, an examination of the Company's 1997, 1998 and 1999 Federal tax returns. As a result of views expressed by the IRS, the Company increased its tax provision in the second quarter of fiscal 2003 by $1,081,000, and increased interest expense by $650,000 ($429,000

                                                         [Vital Signs Inc. Logo]
          after tax) for the related interest due. The Company expects the IRS to complete its examination in the fourth quarter of fiscal 2003. While the Company believes it has recorded the appropriate tax liability and tax provision, the Company may be subject to other audit adjustments arising from that review.

     o During the third quarter of fiscal 2002, as noted above, the Company recognized an impairment charge of $1,578,000 related principally to its Chinese business. While the Company continues to sell products in China, disputes remain over certain receivables and other charges. During the second quarter of fiscal 2003, the Company concluded that it would be unable to collect its receivable under normal terms, and provided a reserve against the remaining receivable balance of $553,000 before taxes ($365,000 after taxes).

     o In the second quarter of fiscal 2003, income from continuing operations included $322,000 of pretax expenses ($212,000 after tax) relating to costs for a public offering that was discontinued due to market conditions.

Nine Months ended June 30, 2002
-------------------------------

     o In the second quarter of fiscal 2002, income from continuing operations included pretax income of $5,006,000 ($3,304,000 after tax) resulting from the reversal of a litigation reserve, as the Company was successful in a patent litigation.

         For the nine months ended June 30, 2003 the Company reported a net loss from discontinued operations of $4,502,000, as compared to a net loss from discontinued operations of $498,000 in the comparable period in fiscal 2002.

         As a result, for the nine months ended June 30, 2003, the Company reported net income of $8,771,000, or $.67 per share on a fully diluted basis as compared to $19,707,000, or $1.51 per share on a fully diluted basis, for the first nine months of fiscal 2002.

         During the quarter, and in accordance with the stock repurchase plan approved by the Board of Directors on May 7, 2003, the Company repurchased 90,600 shares of common stock at a total cost of $2,316,000 and an average cost of $25.56 per share.

         On August 4, 2003 the Board approved a quarterly dividend of $.05 per share payable on August 22, 2003 to shareholders of record on August 15, 2003.

         All statements in this press release (including the projection for the fourth quarter of fiscal 2003), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2002.

                                                         [Vital Signs Inc. Logo]

         Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recently recognized in the October 2002 issue of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


FOR FURTHER INFORMATION, CONTACT:                Terry D. Wall, President
                                                              or
                                                 Frederick S. Schiff, Chief Financial Officer
                                                 (973) 790-1330
                                                 http://www.vital-signs.com


                                Vital Signs, Inc
                              Financial Highlights
                               Statement of Income
                    (in thousands, except per share amounts)
                                   (unaudited)



                                                             Three Months Ended                      Nine Months Ended
                                                                  June 30,                               June 30,
                                                    ---------------------------------     --------------------------------
                                                         2003               2002                2003              2002
                                                         ----               ----                ----              ----

Net revenues                                            $ 48,171          $  44,961         $ 134,992          $ 128,388
Cost of goods sold and services provided                  24,388             21,484            68,280             63,229
                                                        ----------        -----------       -----------        ----------
Gross Profit                                              23,783             23,477            66,712             65,159

Operating expenses:
  Selling, general and administrative                     13,083             11,575            37,718             32,749
  Research and development                                 1,462              1,631             4,383              4,816
  Interest and other expense, net                              3                239             1,027                 55
  Litigation reversal                                                                                             (5,006)
  China write-off/impairment charge                          ---              1,578               553              1,578
                                                        ----------        -----------       -----------        ----------
Income from continuing operations before income
    taxes and minority interest                            9,235              8,454            23,031             30,967
Provision for income taxes                                 3,750              2,797             9,522             10,417
                                                        ----------        -----------       -----------        ----------
Income from continuing operations before minority
  interest                                                 5,485              5,657            13,509             20,550
Minority interest                                            107                191               236                345
                                                        ----------        -----------       -----------        ----------
Income from continuing operations                          5,378              5,466            13,273             20,205
Discontinued operations, net                              (1,590)               (16)           (4,502)              (498)
                                                        ----------        -----------       -----------        ----------
Net income                                              $  3,788          $   5,450           $ 8,771          $  19,707
                                                        ==========       ===========       ===========        ===========

Earnings (loss) per common share:
Basic:
  Income per share from continuing operations              $0.42              $0.42             $1.03              $1.57
  Discontinued operations                                 ($0.12)              $0.00           ($0.35)            ($0.04)
                                                        ----------        -----------       -----------        ----------
  Net earnings                                             $0.30              $0.42             $0.68              $1.53
                                                        ==========       ===========       ===========        ===========
Diluted:
  Income per share from continuing operations              $0.41              $0.42             $1.02              $1.55
  Discontinued operations                                 ($0.12)              $0.00           ($0.35)            ($0.04)
                                                        ----------        -----------       -----------        ----------
  Net earnings                                             $0.29              $0.42             $0.67              $1.51
                                                        ==========       ===========       ===========        ===========

Basic weighted average number of shares                   12,922             12,879            12,910             12,893
Diluted weighted average number of shares                 12,990             13,049            12,991             13,040


                                Vital Signs, Inc
                              Financial Highlights
                            Balance Sheet Highlights
                                 (in thousands)
                                   (unaudited)

                                                                       June 30,
                                                             ---------------------------
                                                               2003               2002
                                                               ----               ----

Cash                                                         $ 51,209           $ 24,737
Accounts receivable                                          $ 30,443           $ 34,869
Inventory                                                    $ 22,171           $ 26,399
Current assets                                               $114,712           $ 92,404
Total assets                                                 $221,461           $201,637

Current liabilities                                          $ 20,571           $ 15,269
Total liabilities                                            $ 21,876           $ 19,620
Stockholders' equity                                         $196,697           $182,017

